
HYDRA
PROCYON
MONOCEROS

Martin Wong
Untitled (Little Lulu and Tubby)

This example belongs to a body of work in which Martin Wong incorporated American comic book imagery—including Popeye, Little Lulu and Tubby—as a recurring motif in his practice, elevating so-called "lowbrow" popular culture to the level of fine art and historical painting.

INVEST NOW


MARTIN WONG
SEMAPHORE

We've classified Martin Wong's market as emerging, with 25 years of auction history. A Chinese American artist, he became an iconic figure in New York's Lower East Side arts scene in the 1980s, celebrated for his intricate paintings of urban environments layered with reflections on identity, language, and community.

> *Martin was an extraordinary painter who saw New York City, brick by brick, in all its blissful chaos in a totally unique way*
>
> **Graffiti artist Lee Quiñones on Martin Wong**

Untitled (Little Lulu and Tubby) is part of a body of work in which Wong incorporated American comic book characters into his signature brick-built visual world, treating popular mythology with the same seriousness as fine art or historical painting. The two figures are rendered entirely in Wong's signature brick patterning, set against a night sky overlaid with hand-lettered constellation charts — Gemini prominent among them, a motif Wong associated with same-gender pairs. The painting is currently on view at P·P·O·W Gallery in New York as part of Martin Wong: Popeye, the gallery's sixth solo show of his work and his first New York solo exhibition in over a decade. A concurrent major survey, Martin Wong: Chinatown USA, is on view at Wrightwood 659 in Chicago through July 2026.


The Box

Wong's work has seen significant institutional momentum in recent years — a 2015 Bronx Museum retrospective reintroduced him to the art world, followed by a 2022 European retrospective that traveled to Berlin, Madrid, London, and Amsterdam. His work is now held in the collections of the Whitney, MoMA, the Met, and the Art Institute of Chicago, among others.

INVEST NOW

View offering circular below for full list of similar sales


UN PEDACITO
PUERTO RICO
NUEVA YORK
EL TEATRO
AMBULANTE
EL COCO QUE
HABLA Y RECITA
TALKING
COCONUT

Martin Wong poses by 'Untitled (Love for Sale)', a 1986 work patterned with battered red bricks, a prevalent motif. In four stylized hands, 'For Sale' is spelled out via fingerspelling, the manual alphabet of American Sign Language – these bold gestures are another recurring fascination for the artist.

Important Disclosures

View offering circular here. Investing involves risk. Past results are not indicative of future outcomes.View offering circular here. Investing involves risk. Past results are not indicative of future outcomes.

Masterworks is providing this communication as an agent for its issuer entities, not Masterworks Advisers. Content does not contain legal, tax, investment advice, or a personalized recommendation. Masterworks is not a licensed broker-dealer by the SEC or FINRA.

Masterworks can only make and accept sales after an offering statement has been filed, and "qualified", by the SEC. Any offers may be revoked before notice of qualification. Indications of interest involve no obligation. For further disclosure on Regulation A Offerings, Risks of Investing, Performance Metrics, Art Market Data, Progress Bar, and more visit the offering documents filed with the SEC and Important Disclosures at masterworks.com/cd.

Art sales price data is comparative only. Each painting is unique and historical data is not a direct proxy for any specific painting or investment. Data represents whole art not an investment into our offerings which includes fees and expenses. Any comparative images are not currently live offerings and are provided for educational purposes only. We endeavor to include all relevant works and transactions in our analyses, but no definitive object-oriented database with all auction sales is known to Masterworks, and therefore, despite our best efforts the data may be incomplete or inaccurate.

Celebrity and museum affiliation not investors in Masterworks offerings and were not compensated for their testimony. Their affiliation with artist is not an endorsement of Masterworks or Masterworks Offerings. Use of names and brands for identification purposes only.

Masterworks defines an artist's "market rating profile" as the estimated relative variability of return performance among artwork sold in a given artist's market in aggregate, as measured by certain characteristics of the overall auction market for the artist's work. Importantly, "market rating profile" does not measure the expected variability in financial performance for an individual artwork or account for factors that are specific to an individual artwork or transaction, including, but not limited to, price paid for a work and speed of re-sale. In addition, the artist market rating profile classification is intended to provide a generalized comparative measure, but is not intended in any way to gauge absolute market risk and does not purport to assess general market risks to the overall art market or any segment thereof.

Masterworks, LLC is located at 1 World Trade Center, 57th Floor, New York, NY 10007.

To update your preferences or to stop receiving these emails, click here.